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                                                                    Exhibit 4.44

                          POLYSILICON SUPPLY AGREEMENT


                                 BY AND BETWEEN


         JIANGSU ZHONGNENG POLYSILICON TECHNOLOGY DEVELOPMENT CO., LTD.

                                       AND

                       JIANGSU LINYANG SOLARFUN CO., LTD.





                    SERIAL NUMBER ON THE SIDE OF THE SELLER:
                     SERIAL NUMBER ON THE SIDE OF THE BUYER:
                                 JUNE 22, 2008



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This Polysilicon Supply Agreement is executed by the following parties on June
22, 2008.

Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd., a company incorporated in the People's Republic of China with its legal address at No.66, Yangshan Road, Xuzhou Economic Development Zone, Jiangsu Province, PRC (hereinafter referred to as "SELLER").

Jiangsu Linyang Solarfun Co., Ltd., a company incorporated in the People's Republic of China with its legal address at 666, Linyang Road, Qidong, Jiangsu Province, PRC (hereinafter referred to as "BUYER").

The Buyer and the Seller are each hereinafter also referred to as the "Party" and, collectively as the "Parties".



                                  PREAMBLE

WHEREAS, the Buyer intends to engage in a long-term trade relationship with the Seller and to purchase certain quantities of solar grade polysilicon from the Seller, and the Seller intends to be a supplier and to sell certain quantities of solar grade polysilicon to the Buyer; and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the Seller and the Buyer agree as follows:


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1.     DEFINITIONS

As used herein, unless otherwise agreed in the clauses of this Agreement, or defined by the context, the following terms shall have the following meaning:

1.1 AGREEMENT means this Polysilicon Supply Agreement, including all Exhibits hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

1.2 TERM OF THIS AGREEMENT means the period from the Effective Date of this Agreement to the expiry date of it, which is the effective term of this Agreement.

1.3 BUSINESS DAY means any day on which companies in the PRC are generally open for business, including a Saturday or Sunday which the PRC government temporarily declares to be a working day ("Working Rest Day"), but excluding a statutory holiday, or a Saturday or Sunday other than a Working Rest Day.

1.4   EFFECTIVE DATE means the date the Parties duly sign this Agreement.

1.5 AGREEMENT YEAR means each calendar year during the Term of this Agreement, i.e. from January 1 to December 31. The first Agreement Year shall be from the Effective Date to December 31, 2008.

1.6 AFFILIATE or AFFILIATES means any company which is directly or indirectly controlled by, or under the same control with, controls or jointly controls another company with, each Party.

1.7 The term "CONTROL" as used in the preceding Clause 1.6 means, with respect to a corporation, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of such corporation.

1.8 LOSS or LOSSES means any and all damages, fines, fees, taxes, penalties, deficiencies, losses (including lost profits or diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of any proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any third party claims, (ii) asserting or disputing any rights under this Agreement against any Party hereto or otherwise, or (iii) settling any action or proceeding or threatened action or proceeding).


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1.9   INTELLECTUAL PROPERTY means all the rights from any of the following items: invention, discovery, improvement, utility, model, copyrightable work, industrial design or mask work, algorithm, data structure, trade secrets or know-how, confidential information, or any idea having commercial value. Intellectual Property shall also include any trademark, trade dress, trade name, domain name, or other marks that serve to identify and distinguish goods or services as coming from, or falling under the control of, a single source. Intellectual Property shall include all rights of whatsoever nature in computer software and data, all intangible rights or privileges of a nature similar to any of the foregoing in every case in any part of the world, and all rights in any applications and granted registrations for any of the foregoing rights.

1.10 CHINA or PRC means the People's Republic of China. But in this Agreement, shall not include Hong Kong , Macao, or Taiwan district.

1.11  RENMINBI or RMB means the lawful currency of China.

1.12 LAWS means the laws, regulations, rules, and other legislative, executive or judicial notices, decisions or pronouncements binding on either Party, or in relation to the subject matter of this Contract.

1.13 PRODUCTS means the solar grade polysilicon as defined in Products specification in Exhibit A of this Agreement. The Seller agrees to sell and deliver and the Buyer agrees to buy and acquire the Products with such specification.

1.14 PAYMENT means the total amount of the price (net price) of the Products and the tax borne by the Buyer per each invoice of Seller to Buyer.

1.15 ADVANCE PAYMENT shall have the meaning as defined in Clause 3.5.1 of this Agreement.

1.16 TOTAL AGREEMENT PRICE means the tax-included total price as stipulated in Exhibit B.


2.    GENERAL PROVISIONS

2.1. The Preamble in the above context and Exhibits attached hereto constitute an integral part of this Agreement.

2.2. Headings preceding the text, articles and clauses hereof have been inserted solely for convenience and reference and shall not be construed to affect the meaning, construction or effect of this Agreement.

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2.3.  During the Term of this Agreement, the Buyer shall purchase, accept and pay for the Products, subject to the terms and conditions herein.

2.4. During the Term of this Agreement, the Seller shall sell and deliver the Products, subject to the terms and conditions herein.

2.5. Term of this Agreement shall be from the Effective Date to December 31, 2015, and unless early terminated or canceled in accordance with the terms of this Agreement, this Agreement shall continue in full force until both Parties have completed their obligations as detailed herein.

2.6. Take or Pay Agreement. This Agreement is a "take or pay agreement" such that Buyer is absolutely and irrevocably required to accept and pay for the contracted volume of Products per year in the Term of this Agreement at the prices set forth in Exhibit B, except as otherwise provided in this Agreement. In the event that Buyer fails to perform its contracted volume (including but not limit to: fails to order contracted volume and fails to pay the account payable) in a given year, the Seller is entitled to, at the end of that given year, give payment notice to the Buyer regarding the difference between the ordered and the contracted volume per Exhibit B at their full contract price and the Buyer is liable to pay such full price for the contracted but not ordered Products for the given year as specified in that notice within thirty (30) days of the notice date. The Buyer specifically acknowledges and accepts that it will be liable for the full purchase price of volume differentia between the ordered and the contracted volume. Upon the payment of aforesaid price, the ownership of the relevant Products shall be transferred to the Buyer and delivered in accordance with the provisions in this Agreement. The Buyer should pick up the Products on time pursuant to this Agreement. In such case, the Seller shall bear no liabilities in delay delivery and the Buyer should bear all the risk, loss and liabilities arisen, and the Buyer is obligated to compensate for all the loss and expenses suffered by the Seller. In the event that the Seller obtain all the payment and interest as stipulated in this Clause through reselling the Products pursuant to the second paragraph of Clause 3.6.4 of this Agreement and being compensated by the Buyer for the cost and Loss, the Seller shall not claim the payment pursuant to the afore-said provisions for the difference volume.



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2.7.  Except the two circumstances as specified hereinafter, the Buyer shall not resell Products or be a reseller or distributor of Products supplied by Seller without prior written consent from the Seller: (i) the Buyer use Products for its purpose of production, or: (ii) the Buyer resell or distribute Products to its Affiliates.

2.8. The Buyer may transfer the Products obtained in terms of this Agreement in part or in total to one or more of its Affiliates and to avoid any doubt, specifically to the entity Jiangsu Yangguang Jingyuan Technology Co., Ltd. If the Buyer transfers the Products obtained in terms of this Agreement in part or in total to its other Affiliates other than Jiangsu Yangguang Jingyuan Technology Co., Ltd., it should give a one-month prior notice to the Seller. Except otherwise agreement reached between them, the Seller bears no obligations and liabilities under this Agreement to the Affiliates.


3.    SUPPLY OF PRODUCTS

3.1   Products

      The Products to be supplied under this Agreement shall meet the specification as stipulated in Exhibit A to this Agreement or the specification which have been amended and executed by the Parties at the time of supply. The specifications set forth in Exhibit A may be amended only in writing upon the agreement of the Seller and the Buyer.

3.2   Price

3.2.1 The price of Products during the Term of this Agreement shall be fixed as set forth in Exhibit B. The Parties hereto agree that upon the execution of this Agreement, neither Party may require the adjustment of the said price by the other Party for any grounds.

3.2.2 The price in this Agreement shall be quoted as VAT-included price (the Value Added Tax rate is [*]), and subject to adjustment when issuing an invoice if any change of the Value Added Tax rate is made by the government. The price shall not include any expense for transportation, insurance and other logistic procedures, or any other tax borne by the Buyer.

3.3   Volume

3.3.1 The volume of Products supplied during the Term of this Agreement shall be set forth in Exhibit B, provided, however, Seller may through prior written notice at the beginning [*] days of each quarter adjust the supply plan of the Products supplied in every quarter ("quarter" referred to as each period of three months from July 2008, and so forth) within [*]% of the total volume of the products supplied in the past three months in a given quarter. The Seller shall make up for the short supply to the scheduled volume within [*] of the following quarter. In this case the Seller shall not bear liability for breach of the agreement. In addition, the parties hereto agree that upon the execution of this Agreement, neither Party may require the adjustment of the said volume by the other Party for any grounds. Otherwise, Seller shall be responsible for the damages pursuant to Clause 8, this agreement. The Products shall be invoiced in accordance with Clause 3.5.3 hereunder. In case there are delays in delivery, the Products can be priced with the scheduled price of delivery date and the price difference can be deducted by the Buyer from upcoming payments.


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3.4    Quality

3.4.1 The quality standard of the Products under this Agreement shall follow Products specification in Exhibit A to this Agreement. In case of any dispute arising concerning the Products' quality, the Parties shall entrust official authentication institute for an authentication report and the authentication report shall prevail in respect of the quality of the Products. If the deficiencies of the Products are proved according to the authentication report, the expenses and costs shall be ultimately borne by the Seller; and if the deficiencies of the Products are proved non-in-existence according to the authentication report, the expenses and costs shall be ultimately borne by the Buyer.

      The parties hereto expressly agree that the quality standard of the Products under this Agreement shall follow Products Specification in Exhibit A to this Agreement from the Effective Date, which should be adjusted after [*] months from the first delivery of the Products by the Parties; in case that no consensus has been reached between the Parties within [*] from the negotiating date, the Parties shall strive for collecting the top three producers of solar grade polysilicon in the mainland of PRC within [*] and adjust the Exhibit A according to the average specification of these specifications from the top three producers. The Seller shall be included in the top three and its specification shall be taken as a reference should its production rank the top three; in case consensus between the Parties regarding the adjustment of the specification in Exhibit A is not yet reached with the time abovementioned, the Parties shall be responsible to separately purchase [*] kilograms of products as sample from the top three producers and deliver these samples to official authentication institute for authentication report(s), the charge of which should be apportioned between the Parties. The Parties shall make effort to obtain the consequent average specification of the top three producers products as specified in the authentication report(s) in the shortest time and the consequent average specification shall be applied in the adjustment of the Exhibit A. The adjusted specification shall be effectively applied from the [*] day from the receipt of the authentication report(s) for the samples supplied by the top three producers. To avoid any doubt, the receipt of the authentication report(s) by any Party shall be deemed the receipt of the authentication report(s) by Parties.




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3.4.2 From [*] after the date of the first delivery, Seller shall provide the verification reports with each delivery. Buyer is entitled to verify these Products pursuant to Clause 3.6.6.

3.5   Payment

3.5.1 Advance Payment. The Buyer agrees to pay [*] as Advance Payment, of which the interest shall not be calculated and the Seller shall own all the interest herein. Unless otherwise stipulates in the context of this Agreement, the Advance Payment is unrefundable, and irrevocable. The term of paying the Advance Payment shall be the same as the term stipulated in Exhibit B. Unless otherwise specified in this Agreement, the Buyer explicitly acknowledges and accepts that: after execution of this Agreement, the Seller shall not be responsible to return all or part of the Advance Payment to the Buyer in any case. The Advance Payment shall be deducted for Payment to Products only in situations specified in this Agreement. The Parties herein explicitly agree that: the Buyer is entitled to deduct monthly [*] of the Advance Payment as Payment to Products from [*] up to the date that the total amount of the Advance Payment is thoroughly deducted. If the Advance Payment is deducted as liquidated damages or compensation for any losses due to the Buyer's breach of contract, the deduction as the Payment of the Products shall be commenced only after the deduction of the liquidated damages or compensation for any losses. The Seller shall return the residual amount of the Advance Payment to the Buyer within [*] after its performance of this Agreement finished or early cancellation or termination of this Agreement because of the breach by the Seller.

      If the Buyer breaches the Agreement, the Seller shall have right to deduct relevant liquidated damages or loss compensation from the Advance Payment, and request the Buyer to pay an amount equal to the deduction to replenish the Advance Payment, non-performance of which shall be deemed as a breach of this Agreement and the Buyer shall be responsible to assume the liability pursuant to Clause 8.3 of this Agreement.


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3.5.2 Payment. The Buyer shall make the Payment to the Seller before the Seller delivers the Products in accordance with the Exhibit B, the Seller is entitled to refuse the delivery of the Products if the Buyer does not pay adequately. The Seller is obligated to deliver the corresponding Products to the Buyer within [*] days from the date of its receipt of the Payment. The Seller shall make reasonable efforts to deliver the monthly scheduled volumes in [*] equally spread lots.

3.5.3 After the Buyer makes the full Payment to the Seller each time, the Seller shall issue relevant invoice for the use of value-added-tax with the value of the paid amount at that time to the Buyer within [*] days. The property rights of the Products shall be owned by the Seller before the Payment is fully settled.


3.6   Delivery


3.6.1 All deliveries shall be made in accordance with the delivery schedule specified in Exhibit B.

3.6.2 All Products purchased and sold hereunder shall be delivered at Seller's location or other locations ordered by the Seller (e.g. workshop, factory or storehouse). All risk of Losses to such Products shall be transferred to Buyer upon the date of any delivery herein.

3.6.3 Transportation and Insurance. The Buyer is liable for the transportation and insurance of the Products at its own cost.

3.6.4 In the event of a delay in delivery due to Buyer's request or due to Buyer's failure to collect the Products at the delivery date, the Seller is entitled to place such Products in escrow to notarial authorities or seal up the Products for storage at the Buyer's cost. Once the Products are in escrow or sealed up, the risk of the Products shall transfer to the Buyer, and the Buyer shall bear the expense of escrow or the sealed storage. If the Buyer delays for more than [*] days to collect the Products, it shall be considered as irrevocable acceptance of the Products, and the Seller has the right to dispose the Products at a reasonable price and the proceeds belong to the Seller.


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In the event that the Buyer fails to purchase Products from the Seller in accordance with the volume of this Agreement in a given month, the Seller is entitled to resell the unpurchased Products to other buyers in the domestic or overseas market at its own discretion, and the Buyer shall be liable to pay the margin between the resale price and scheduled price in this Agreement and the expenses resulting from the resale. If the Seller don't sell the Products to the Buyer pursuant to this agreement ,and the Buyer have the right to purchase the margin volume of Products that the Seller sold except Clause 3.3.1 of this agreement. The Seller agrees to be liable to the additional cost suffered by the Buyer in its purchasing Products from other sellers from the spot market on account of Seller's short supply. The Buyer agrees that it will not claim any other damages and compensation under this Agreement against the Seller in the event that the Seller compensate it for afore-said additional cost.

3.6.5 In the event that the Seller is delayed to deliver the Products as stipulated in Clause 4.4 of this Agreement, the Buyer shall permit the Seller to reasonably extend the delivery term for a period no less than [*] days and no more than [*] days, which should be noticed explicitly by the Buyer. The Seller shall not be responsible for any liability of breach of this Agreement during the extension period. If the Seller fails to deliver the scheduled Products upon the expiration of the extension period, it shall be charged with the liability for delay delivery as specified in Clause 8.3.

      The Seller shall have right to deliver partly upon the consent of the Buyer.

3.6.6 Inspection. The Buyer shall process the inspection and issue a written notice of Products' flaws to the Seller in [*] after delivery . (The rules of inspection herein is only applicable to the inspection of ploysilicon and the Parties herein disagree to apply the inspection rules of silicon chips to the inspection of polysilicon). If there is discontent, the Buyer should submit the writing notice of the flaw Products. Once exceed the time limit, the Products delivered shall be deemed to be up to standard, and the Buyer shall accept all the Products unconditionally.

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3.6.7 As additional remedy to Buyer, in the event that Seller delivers [*]
      times in a calendar quarter Products that fail to meet specification in Exhibit A, Seller will pay to Buyer liquidated damages, which equals to a delivery free of charge of [*] of the quantity of the Products that fail to meet specification in Exhibit A, which excludes any other liabilities borne by the Seller, including but not limited to the liquidated damage under this Agreement. The test results shall be obtained from a recognized laboratory (according to Clause 3.4.1 hereof.).

3.6.8 The Parties acknowledge and explicitly agree that: the Seller in only liable to provide the Products according to the Exhibit A of this Agreement, and the responsibilities for the fitness of the Products for special purpose, and the processing, use, and application of the Products should be solely assumed by the Buyer.

3.7   Warranty

3.7.1 The Parties hereto agree and acknowledge that all risks arising out of the fluctuation of the product prices shall be borne by the Parties respectively, and Buyer is obligated to purchase and Seller is obligated to provide the Products contracted during the Term of this Agreement.

3.7.2 Qualification warranty. The Seller makes its warranty for the qualification of delivered Products to the extent permitted and required under Exhibit A. In the event that the delivered Products do not meet the specification as specified in Exhibit A, the Seller shall be liable for exchange of Products up to the specification in Exhibit A within [*] days upon the request of the Buyer. If the Seller fails to exchange within the aforesaid period, it shall be liable for liquidated damages in accordance with Clause 8.4. Except the warranty abovementioned, any implied or express warranty from the Seller for the qualification of Products or warranty for the future proper sale of Products or fitness for a particular purpose are specifically excluded from this Agreement.

      (a) According to the related provisions of this Agreement, in the event that the Buyer suffers any claims or suits arising from any deficiencies of the Products, the remedial right of the Buyer and the liabilities and obligations of the Seller are absolutely limited to: (i) making exchange for the disqualified Products or paying back the sum of money paid for them, or (ii) paying damages with a sum of money not exceeding the purchase price of the involved Products resulting in the claims or suits. As a condition precedent to the exercitation of the remedial right of the Buyer, the Buyer should give a prior notice to the Seller pursuant to the relevant provisions of this Agreement.

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      (b)   Parties agree that the remedies stipulated in this Agreement are sufficient and exclusive. Save for these indemnification obligations of the Parties as stipulated in this Agreement, one Party shall not be liable to any special damages, incidental damages, indirect damages or any other damages suffered by the other Party resulting from its disobeying by the obligations under this Agreement or other reasons excluded from this Agreement, including suit of infringement, strict liability, liability for products and infringement of trademark. The Buyer agrees that except the circumstance that the Products may be transferred pursuant to Clause
            2.8 of this Agreement, it will not transfer, permit to use, confer or make other behavior to let a third party have the Products, otherwise it will bear all the liabilities by itself, such as liabilities in related with patent, and Loss suffered by the Seller on account of its afore-said behavior.


4.    FORCE MAJEURE

4.1   Events of Force Majeure

      If a Party delays or fails in performance of any obligation of this Agreement, completely due to causes beyond its reasonable control, and the Party who delays or fails in performance is in compliance with the requirement of Clause 8 of this Agreement and is of no fault or negligence, the Party shall not be liable for such delays or failures in performance and shall not be deemed as breaching this Agreement. The aforesaid causes include, but are not limited to, force majeure, war, riot, explosion, fire, changes of Laws, acts or nonfeasance of the government inducing the delays or failures in performance of this Agreement (generally referred to as "Force Majeure"). Provided the matters (the delays or failures in performance) of the carriers, distributors, or suppliers of the Buyer, which results in the delays or failures in performance of the Buyer, are completely caused by aforesaid events of Force Majeure, it shall also be deemed as the delays or failures in performance induced by the Force Majeure under this clause. The parties agree to continue performing their obligations as soon as the events of Force Majeure disappear, and to deduct the non-performance period caused by Force Majeure and postpone the Agreement accordingly.



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4.2   Notice and Response

      The Party experiencing the Force Majeure shall promptly give written notification to the other Party. Such notification shall include a full and complete explanation of the Force Majeure and its cause, the status of the Force Majeure, and the actions such Party is taking and proposes to take to overcome the Force Majeure. The Party experiencing the Force Majeure shall exercise due diligence in endeavoring to overcome any delay caused by Force Majeure and shall undertake reasonable measures to make up the time delayed by the Force Majeure without additional compensation from the other party. In the event that Seller is unable to resume production within [*] days after the date of such force majeure event, Buyer shall have the right to terminate this Agreement without bearing any liability for breaching this Agreement and Seller shall not return the balance of the Advance Payment only if the Buyer is not in liabilities or bears any risk.

4.3   Effect of Force Majeure

      Except as otherwise provided in this Agreement, if any Party delays or fails in performance of any obligation of this Agreement due to occurrence of Force Majeure, its term of performing this Agreement shall be prolonged to include the reasonable time which is needed to overcome the events of Force Majeure.

4.4   Exemptions

      The Seller shall choose to delay delivery without bearing default liabilities in the following circumstance:

      4.4.1 The Seller schedules maintenance [*] times per year. The schedule for each maintenance will be announced at least [*] in advance. Smaller delivery delays may occur at the time of these maintenance. Parties will discuss and agree in good faith the resulting schedule changes.


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5.    INTELLECTUAL PROPERTY

      Any and all drawings, data, designs, tooling, equipment, procedures, engineering changes, inventions, trade secrets, copyrights, mask works, source code, object code, patents, patent applications, know-how, computer and/or product software(including part softwares) , trademarks and all other information, technical or otherwise which was developed, made or supplied by or for Seller in the development, production or manufacture of the Products, will be and remain the sole property of Seller (or its licensors, if any), and in any way nothing in this Agreement shall be construed as granting intellectual property regarding the Products (to Buyer). Buyer agrees not to reverse engineer any Product purchased hereunder.


6.    CONFIDENTIALITY

6.1 The Parties acknowledge and agree that the terms of this Agreement and certain information exchanged between them pertaining to this Agreement, including information regarding research, technology, product developments, marketing plans or conditions, products information, business strategies, and the like, constitutes "Confidential Information" of the Party disclosing the information. The purpose of the exchange of the Confidential Information is to allow the Parties to perform their obligations and responsibilities under this Agreement. During the term of this Agreement, and for a period of [*] years following its termination or expiration, except as required by applicable laws, regulation or rules of any securities exchange, the Party received any Confidential Information, and its employees, agents, attorneys, financial advisors, officers, directors and shareholders who shall receive such Confidential Information (hereinafter referred as to "Receiving Parties") shall not, except with the prior written consent of the disclosing Party, use, divulge, disclose or communicate, to any person, firm, corporation or entity, in any manner whatsoever, the terms of this Agreement or any Confidential Information of the disclosing Party; provided, however, that each Party may use, divulge, disclose or communicate the terms of this Agreement or Confidential Information of the disclosing Party to its affiliates if such affiliates undertake to keep such information strictly confidential in accordance with stipulations of this Agreement and each affiliate has a "need to know". Each Party further agrees to use the same degree of care to avoid publication or dissemination of the Confidential Information disclosed to the other Party under this Agreement as it employs with respect to its own Confidential Information, but at all times one party shall use at least reasonable care to protect against disclosure of Confidential Information of the opposite Party. Confidential Information does not and shall not include information that:

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
*Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission

           (English Translation of the Original Contract in Chinese)



      (a) was already known to the Receiving Parties at the time such information is disclosed by the other Party;

      (b)   was or became publicly known without Receiving Parties' faults;

      (c)   was rightfully received from a third party without restriction;

      (d)   was independently developed by the Receiving Parties;

      (e) was approved for release by written authorization of the Party disclosing such information under this Agreement; or

      (f) was required by legal or financial reporting purposes to be disclosed; provided, however, that the Party being required to disclose shall, if circumstances permit, provide advance notice to the other Party and shall allow the other Party a reasonable opportunity to oppose such disclosure, if appropriate.

6.2 The Parties shall treat such Confidential Information as confidential, each Party shall not recopy or use such Confidential Information unless in necessity of fulfilling its obligations under this Agreement. One Party shall return all Confidential Information to the other Party upon completion of such obligations for its use, or upon the request of the other Party.

6.3 The Parties acknowledge and agree that the illegal use or disclosure of the Confidential Information may cause irreparable injury to Disclosing Party for which its loss may not be adequately remedied by Laws, and that any actual or contemplated breach of this clause will entitle Disclosing Party to obtain immediate injunctive relief prohibiting such breach, in addition to any other rights and remedies available to it.

6.4 The Parties (including the Affiliates procuring Confidential Information under this Agreement) agree that, each Party shall comply with the obligations and liabilities concerning Confidential Information under this Agreement, one Party shall not, without obtaining the prior consent from the other Party, issue or release any announcement, report, declaration, or message about this Agreement or any transaction or clause of this Agreement. However, any Party or its Affiliates may disclose the contents of this Agreement according to and within the extent of the compulsive requirements of its local Laws and applicable Laws. Both Parties understand that listing rules from the respective stock exchanges allow significant time for alignment with the other Party on how to disclose such required information in related with this Agreement that may contain Confidential Information of the other Party, and that this alignment shall be sought. After achieving a mutual consent on the details of the news report, the Parties shall report the subscription and contents of this Agreement through press.

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
*Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission

           (English Translation of the Original Contract in Chinese)



7.    OWNERSHIP AND USE OF DRAWINGS, DOCUMENTS AND OTHER ITEMS

      All drawings, blueprints, dies, patterns, tools, printing plates and any other items or documents prepared or constructed by the Seller to develop, produce or manufacture the Products hereunder shall be the sole property of the Seller, and promptly upon the expiration, termination or cancellation of this Agreement, shall be delivered to the Seller. The Buyer shall use all drawings, blueprints, dies, patterns, tools, printing plates and any other items or documents prepared or constructed by Seller solely for the purposes of this Agreement and shall not use any of such items for the benefit of any third party.


8.    TERMINATION

8.1 Buyer understands and acknowledges that Seller is, on the basis of trust to the Buyer and estimation to the Buyer's demand, making substantial capital investments to expand its manufacturing capabilities in order to satisfy Buyer's demand for the Products. The Parties acknowledge it is their sincere intent that the risks on the fluctuation of the product prices shall be borne by the Parties respectively, and Buyer is obligated to purchase and Seller is obligated to provide the contracted volumes over the Term of this Agreement. Accordingly, the basis and circumstances under which the parties can terminate this Agreement prior to the expiration of the Term of this Agreement is expressly limited to the terms of this Clause 8.

8.2 Seller understands and acknowledges that Seller is, on the basis of trust to the Buyer and estimation to the Buyer's demand, making substantial capital investments to expand its manufacturing capabilities. The parties acknowledge it is their sincere intent that the risks on the fluctuation of the product prices shall be borne by the Parties respectively, and Buyer is obligated to purchase and Seller is obligated to provide the contracted volumes over the Term of this Agreement. Accordingly, the basis and circumstances under which the parties can terminate this Agreement prior to the expiration of the Term of this Agreement is expressly limited to the terms of this Clause 8.


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*Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission

           (English Translation of the Original Contract in Chinese)



8.3   Damages for the delayed payment of the Buyer

If the Buyer delays to make the Advance Payment of Products, the Buyer shall be liable to pay [*] of payable amount as liquidated damages per delayed day, and if the delayed period expires [*] days, the Seller shall be entitled to terminate this Agreement anytime thereafter. In case the Seller terminates this Agreement, the Buyer shall bear liquidated damages of [*] of the total amount of contracted price stipulated in Exhibit B of this Agreement in addition to the accumulated amount of the aforesaid liquidated damages for Advance Payment. The Seller shall also have the right not to terminate this Agreement and the liquidated damages should be accumulatively calculated. The accumulated amount of aforesaid liquidated damages for Advance Payment shall be calculated from the day after the scheduled payment date up to the date of actual payment;

If Buyer delays to make any Payment, Seller shall issue a notice within [*] days after the scheduled payment date to ask Buyer to rectify default, and Buyer shall rectify default in time. In case Buyer fails to rectify the default within [*] days after date of Seller's notice informing late Payment, the Buyer shall be liable for [*] of the delayed Payment as liquidated damages per delayed day as of the [*] delayed day, if the Buyer delays to pay the Payment for [*] or more days, the Seller may terminate this Agreement anytime thereafter. In case Seller terminates this Agreement, Seller shall claim Buyer for, in addition to the accumulated amount of the aforesaid liquidated damages, an amount of liquidated damages equal to residual Payment for the un-purchased volume of Products within the committed volume during the Term of this Agreement as stipulated in Exhibit B; or Seller shall make such requests to the Buyer: (a) to pay the accumulated amount of the aforesaid liquidated damages; and (b) the residual Advance Payment paid by the Buyer shall be forfeited by the Seller; and (c) to pay an amount of liquidated damages equal to [*] of the unpaid amount of the total contracted price stipulated in Exhibit B. The Seller shall also have the right to not terminate this Agreement and the liquidated damages stipulated in section (a) of this clause should be accumulatively calculated.

*Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission

           (English Translation of the Original Contract in Chinese)



8.4   Damages for Seller's default

      Except stipulations in Clause 3.3, the Seller doesn't supply the Products in conformity with Exhibit A according to the agreed volume Products of the Agreement and if the Seller's delivery delays or falls short of contracted volume of the Products in conformity with the specification under this Agreement, the Buyer shall, within [*] days, issue notice to ask Seller to rectify default, the Seller shall rectify default in time, if the Seller fails to do so within [*] days, the Seller shall be liable for [*] of the Payment of undelivered Products as liquidated damages per delayed day as of the [*] delayed day, if the Seller fails to deliver for [*] or more days, Buyer shall be entitled to terminate this Agreement anytime thereafter. In case the Buyer terminates this Agreement, the Buyer shall make such requests to the Seller: (a) to pay the aforesaid liquidated damages accumulatively, and (b) Seller shall return the residual Advance Payment paid by the Buyer to the Buyer, and pay [*] of the residual Advance Payment to the Buyer as liquidated damages, and (c)
      (i) in the period of [*] to pay [*] of the unpaid amount of the Total Agreement Price stipulated in Exhibit B as liquidated damages; and (ii) in the period of [*], pay [*] of the unpaid amount of the Total Agreement Price stipulated in Exhibit B as liquidated damages. The Buyer shall also have the right to not terminate this Agreement and the liquidated damages stipulated in section (a) of this clause should be accumulatively calculated.

      8.5 The Parties hereto agree and acknowledge that all Losses arising out of the said breaches have been anticipated at the conclusion of this Agreement, and agree that the calculation methods for Losses therefrom shall be the same with those of liquidated damages. The Parties hereto agree to waive the rights set forth in Article 114 of Contract Law of the People's Republic of China to petition to court of the payment or non-payment of balances between the higher liquidated damages and the lower Losses or vice versa.

*Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission

           (English Translation of the Original Contract in Chinese)



9.    NOTICE

      All certificates or notices required hereunder shall be given in writing and addressed or delivered to the representative specified herein below. Notices shall be deemed received (a) upon delivery, when personally delivered; (b) upon receipt, when sent via registered or certified mail; and (c) the next business day, when sent via overnight courier. Copies of all general correspondence regarding this Agreement shall also be sent to following representatives:


      Notices to Seller:
      ------------------

      Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd.

      No.66, Yangshan Road, Xuzhou

      Economic Development Zone, Jiangsu,

      PRC

      Mr. Zhu Guomin

      General Manager



      Notices to Buyer:
      -----------------

      Jiangsu Linyang Solarfun Co., Ltd.


      666 Linyang Road, Qidong,
        Jiangsu Province,PRC


      Mr. Fan Xiaochuan General Purchase Supervisor


      Buyer or Seller may change the representative designated to receive notice hereunder by written notice to the other Party. All correspondence and transmittals between the Parties shall be executed pursuant to coordination procedures that shall be developed by the Parties.


10.   LANGUAGE

      The Parties hereby confirm that this Agreement shall be prepared in Chinese and English. Both languages are consistent and binding. In case disputes arise, the Chinese version should prevail.




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*Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission

           (English Translation of the Original Contract in Chinese)



11.   CHOICE OF LAWS

      This Agreement shall be governed by and construed in accordance with the Laws of PRC, excluding the non-PRC laws and rules regarding collision of choice of law.


12.   ARBITRATION

      Except as otherwise provided in this Agreement, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or validity thereof, shall be finally settled by the China International Economic and Trade Arbitration Commission, Shanghai Commission ("CIETAC") under the then effective PRC arbitration rules of CIETAC. The place of arbitration shall be Shanghai, and the language used in the arbitral proceedings shall be Chinese Mandarin.

      The arbitration panel shall consist of three arbitrators. The arbitral award made and granted by the arbitration panel shall be final, binding and incontestable and may be used as sole basis for enforcement in a court having competent jurisdiction. All costs of arbitration (including, without limitation, those incurred in the appointment of arbitrator according to the principle that loser pays and attorney fees ) shall be apportioned in the arbitral award.


13.   NON-WAIVER

      The failure of either Party to demand strict performance of the terms hereof or to exercise any right conferred hereby shall not be construed as a waiver or relinquishment of its rights to assert or rely on any such term or right in the future.


14.   SEVERABILITY

      In the event that any provision of this Agreement is deemed as a matter of Laws to be unenforceable or null and void, such unenforceable or void portion of such provision shall be deemed severable from the Agreement and the remainder of the Agreement shall continue in full force and effect.


15.   ASSIGNEMENT

      Neither Seller nor Buyer shall assign, subcontract or otherwise delegate any of their rights or obligations hereunder without the other Party's prior written consent. Any such assignment without the other Party's consent shall be void.


16.   SURVIVAL

      All warranties, remedial obligations, indemnities, and confidentiality rights and obligations provided herein shall survive the cancellation, expiration or termination hereof.


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
*Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission

           (English Translation of the Original Contract in Chinese)



17.   AMENDMENTS

      No amendment, modification or waiver of any term hereof shall be effective unless set forth in a writing signed by both Buyer and Seller.


18.   ENTIRE AGREEMENT

      This Agreement, which includes this cover contract and the Exhibits hereto, constitutes the entire agreement of the Parties with respect to the subject matter herein and supersedes any prior or contemporaneous agreement or understanding between the Parties.

      There are currently no other agreements in place between the Parties concerning this subject matter.


19.   EFFECTIVENESS

This Agreement will become effective as of the date the Parties execute it.




                                 SIGNATURE PAGE



Seller: Jiangsu Zhongneng Polysilicon Technology Development Co., Ltd.


/s/ Guoming Zhu
-------------------------
seal

Authorized representative

Date:




Buyer: Jiangsu Linyang Solarfun Co., Ltd.



/s/ Henricus Johannes Petrus Hoskens
------------------------------------
seal

Authorized representative

Date:



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